As filed with the Securities and Exchange Commission on October 11, 2022.

Registration No. 333-260876

Registration No. 333-255097

Registration No. 333-251148

Registration No. 333-235280

Registration No. 333-224337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-260876

FORM S-3 REGISTRATION STATEMENT NO. 333-255097

FORM S-3 REGISTRATION STATEMENT NO. 333-251148

FORM S-3 REGISTRATION STATEMENT NO. 333-224337

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-3 Registration Statement No. 333-235280

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4787177
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

(765) 828-2580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erin J. Roth

Executive Vice President, General Counsel and Corporate Secretary

6325 Digital Way, Suite 460

Indianapolis, Indiana 46278

(765) 828-2580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William I. Intner

J. Nicholas Hoover

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) are being filed to deregister all of the securities that remain registered but unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-260876, filed with the Commission on November 8, 2021, registering the resale of 12,122,602 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”).

•	Registration Statement No. 333-255097, filed with the Commission on April 7, 2021, registering the resale of 25,493,021 shares of Common Stock.

•	Registration Statement No. 333-251148, originally filed with the Commission on December 4, 2020, registering the sale of up to $500,000,000 in: (i) Common Stock; (ii) preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”); (iii) debt securities, which may be fully and unconditionally guaranteed or co-issued by one or more of the Company’s subsidiaries; (iv) warrants to purchase any of the other securities that may be sold under the registration statement; (v) rights to purchase Common Stock, Preferred Stock and/or debt securities; and (vi) units and depositary shares consisting of one or more of these classes of securities.

•	Registration Statement No. 333-224337, originally filed with the Commission on April 18, 2018, as amended, registering the sale of 8,480,000 shares of Common Stock upon the exercise of warrants; the resale of 15,418,626 shares of Common Stock; and the resale of 3,273,803 warrants to purchase one-half of one share of Common Stock.

•	Registration Statement No. 333-235280, originally filed with the Commission on Form S-1 on November 26, 2019, registering the sale of: (i) units consisting of up to $15,000,000 shares of Series B-3 Preferred Stock, par value $0.0001 per share (“Units”), and warrants to purchase shares of Common Stock (“Warrants”); (ii) transferable rights to purchase Units; (iii) Series B-3 Preferred Stock included as part of the Units; (iv) Warrants to purchase shares of Common Stock included as part of the Units; and (v) Common Stock issuable upon exercise of the Warrants, as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed on May 8, 2020, which reduced the total number of shares of Common Stock registered for sale to 12,029.

On October 7, 2022, the Company and MasTec, Inc., a Florida corporation (“Parent”) completed the merger contemplated by the Agreement and Plan of Merger, dated as of July 24, 2022, as amended (the “Merger Agreement”), by and among the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent.

In connection with the consummation of the Merger, the Company has terminated all offerings and sales pursuant the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and the Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 11, 2022.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ Erin J. Roth
Erin J. Roth
Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.